                                                                   EXHIBIT 10.15

                         AGREEMENT OF PURCHASE AND SALE
                     [6900 Quad Avenue, Baltimore, Maryland]

     THIS AGREEMENT is made and entered into as of the 31st day of May, 2004, by and between Dale W. Brougher, Trustee ("Seller"), and Empire Resources, Inc, a Delaware Corporation ("Buyer").

                                    RECITALS:

     A. Seller is the fee simple owner of the real property containing approximately 6.899 acres and building and the related improvements and rights located at 6900 Quad Avenue, Baltimore, Maryland, further known as Baltimore County Tax Parcel Map 96, Grid 9, Parcel 236, and having Real Property tax account identification as District 15, Account No. 1502654470, which is more specifically described in Exhibit A attached hereto and made a part hereto (which together with all easements, tenements, hereditaments, and appurtenances pertaining thereto and the buildings, improvements and fixtures now situated thereon is called the "Property").

     B. Seller desires to sell, and Buyer desires to acquire, the Property on the terms and conditions set forth in this Agreement.

                           NOW, THEREFORE, WITNESSETH:

     In consideration of and in reliance upon the above Recitals (which are incorporated in and made a part of this Agreement), and the mutual covenants, promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, with intent to be legally bound, agree as follows:

1.   PURCHASE AND SALE OF PROPERTY.

     Seller agrees to sell and convey and Buyer agrees to purchase and accept all of Seller's right, title and interest in and to the Property and the Cranes. The "Cranes" consists of the following items, which shall remain at the Real Property following Closing: the three existing overhead cranes located in the three 70 foot bays previously occupied by Coastal Steel Company and now vacant. The "Cranes" do not include any cranes located in the portion of the Property occupied by Gerdau AmeriSteel, Seller's tenant ("AmeriSteel"). Except as herein otherwise expressly set forth, the Property and Cranes are being sold in "AS IS" condition.

2.   PURCHASE PRICE.

     The purchase price ("Purchase Price") which Seller agrees to accept and Buyer agrees to pay for the Property is Two million five hundred thousand Dollars ($2,500,000).

3.   DEPOSIT.

     A. Within five (5) Business Days, as hereinafter defined, after execution of this Agreement by Seller and Buyer, Buyer shall make an earnest money deposit of Twenty-five thousand Dollars ($25,000) (the "Initial Deposit"). Within five
(5) business days after the expiration of the Study Period (defined below), provided this Agreement has not been terminated, Buyer shall make an additional earnest money deposit of Twenty-five thousand Dollars ($25,000) (the "Additional Deposit" and together with the Initial Deposit, the "Deposit").

     B. The Deposit shall be held in escrow by Manekin LLC ("Escrowee") in an interest bearing account; interest on the Deposit shall accrue on Buyer's behalf. The Deposit shall be applied to the Purchase Price at Closing, or otherwise held and disbursed pursuant to the terms of this Agreement. In the event the transaction contemplated by this Agreement is closed on the Closing Date, the Deposit shall be applied to the Purchase Price at Closing and paid to Seller. In the event that the Closing is not held on the Closing Date, Escrow Agent shall pay the Deposit to Buyer or Seller, as the case may be, in accordance with the provisions of this Agreement.

4.   CLOSING.

     Payment of the Purchase Price and the consummation of the transaction contemplated by this Agreement is called the "Closing." The Closing shall occur within ten (10) Business Days after the expiration of the Study Period. Closing shall be held at the offices of the Buyer's attorneys, Piper Rudnick, 6225 Smith Avenue, Baltimore, Maryland 21209 or a mutually agreeable location in the Baltimore area.

5.   PAYMENT OF PURCHASE PRICE.

     At the Closing, Buyer shall deliver to the Title Company (defined below), an amount equal to the Purchase Price less the Deposit, plus or minus prorations as provided herein, via wire transfer in immediately available U.S. funds ("Cash Balance"), and the Escrowee shall pay the Deposit to the Title Company.

6.   STUDY PERIOD.

     Within ten (10) days after execution of this Agreement by Seller and Buyer, Seller shall provide to Buyer the following, to the extent in Seller's possession: copies of any existing survey and/or as-built drawings of the Property, any environmental reports pertaining to the Property, any reports prepared within the past five years pertaining to the physical condition of the Property, all service agreements currently in effect (which service agreements are listed on Exhibit B attached hereto), copies of plans and specifications and copies of warranties concerning the Property that Seller has in its possession, copies of any owner's policies of title insurance, if any, previously obtained by Seller with respect to the Property, copies of all real property tax assessments or bills for the Property for the past three (3) years, copies of any easement agreements and/or other agreements relating to the development of the Property and copies of any leases pertaining to the Property. During the period commencing on the date this

Agreement is fully executed by both Buyer and Seller and terminating July 30, 2004 (the "Study Period"), Buyer and its agents and representatives may enter upon and inspect the Property and conduct such environmental, soil, mechanical and engineering inspections and such sampling or non-destructive testing (the "Investigations") as Buyer shall deem necessary, subject to the following terms and conditions.

     A. Buyer shall give Seller and AmeriSteel reasonable prior notice of its intention to inspect the Property or conduct any sampling or testing. Any entry upon the Property and all Investigations shall be at the sole risk and expense of Buyer and shall not interfere with the activities on or about the Property of Seller or AmeriSteel.

     B. Any such Investigations of the Property shall be at Buyer's sole cost and expense, and Buyer agrees to keep the Property and the Cranes free and clear of any liens which may arise as a result of such inspections, sampling, or testing.

     C. Buyer shall restore promptly any physical damage caused by the Investigations of the Property and/or Cranes so that the Property and Cranes shall be in the same condition as that which existed prior to such Investigations, and so that Buyer shall not interfere with the conduct of business by AmeriSteel.

     D. Buyer shall ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property cause no damage to the Property, the Cranes, or other property of Seller, AmeriSteel, or others.

     E. Notwithstanding any provision in this Agreement to the contrary, if Buyer shall terminate this Agreement and be entitled to a return of the Deposit, when expressly permitted under this Agreement, it shall be a condition of the return of the Deposit that Buyer shall have satisfied its obligations under paragraphs A through D above; should Buyer fail to do so Seller shall have the right to require the Deposit to be applied in satisfaction of such obligations and Buyer shall remain liable for any deficiency in satisfying such obligations.

     If Buyer reasonably requires additional time to complete the Investigations, Buyer shall have the right to extend the Study Period for an additional thirty (30) days by providing written notice to Seller given to Seller prior to the expiration of the initial Study Period, in which event the term "Study Period" shall mean the Study Period as extended.

     Buyer shall have the right, in its sole discretion, to terminate this Agreement by giving to Seller notice of termination which Seller must receive prior to the end of the Study Period. If Buyer gives such notice, then this Agreement shall terminate, and Seller shall direct the Escrowee to return the Deposit to Buyer, and neither party shall have any liability to the other, subject to the provisions of Section 6.E.

7.   PRIOR TO CLOSING.

     During the period from the date of Seller's and Buyer's execution of this Agreement until Closing or the earlier termination of this Agreement, Seller shall:

          A. not enter into any lease or other occupancy agreement affecting the Property or modify or extend any existing lease or occupancy agreement affecting the Property;

          B. not enter into any new service contract, except those that are cancelable on not more than thirty (30) days' written notice and except any related to environmental testing at the Property;

          C. not cause the title to the Property to be adversely changed from its current status;

          D. not sell, transfer, or dispose of all or any part of the Property except as a result of the exercise of a condemnation (but subject to Section 15 hereof); and

          E. promptly give written notice to Buyer upon obtaining knowledge of the occurrence of any event which affects the truth or accuracy of any representations or warranties made by Seller in this Agreement.

8.   CONDITIONS OF TITLE.

     A. Buyer may obtain an ALTA Owner's Policy of Title Insurance (the "Owner's Policy of Title Insurance") issued by a reputable title insurance company selected by Buyer (the "Title Company"). The term "Permitted Encumbrances" shall mean: (i) the lien of non-delinquent real estate taxes and assessments; (ii) acts and deeds of Buyer; (iii) restrictions and covenants typically found in the area where the Property is located; and (iv) the matters approved or deemed approved by Buyer pursuant to Section 8.B. The premium for the Owner's Policy of Title Insurance and any endorsements thereto will be paid by Buyer.

     B. If Buyer's commitment to insure discloses that title to the Property is subject to any defect, encumbrance, or other title objection other than the Permitted Encumbrances, or if Buyer is unable to obtain such commitment to insure, Buyer shall have the right until the conclusion of the Study Period to give to Seller written notice specifying such defect, encumbrance, or other title objection, or inability to obtain such commitment to insure. Seller shall have (at Seller's election) fifteen (15) days after receipt of such written notice ("Title Cure Period") to cure such objection. If Seller (in its sole discretion) does not cure such objection within the Title Cure Period, Buyer may, within three (3) Business Days after the earlier to occur of (x) receipt of notice from Seller that Seller does not elect to cure the matter objected to by Buyer, or (y) expiration of the Title Cure Period, (i) terminate this Agreement upon written notice given to Seller, or (ii) elect, upon written notice given to Seller, to take title as it then is without any set-off or deduction of any kind against the Purchase Price or otherwise. If this Agreement is so terminated, Seller shall direct the Escrowee to return the Deposit to Buyer, and neither party shall have any liability to the other, subject to the provisions of
Section 6.E. If Seller does not receive written notice of Buyer's election to terminate this Agreement within the three (3) Business Day period specified above, Buyer shall be conclusively presumed to have elected to take title as it then is.

9. ENVIRONMENTAL STUDIES. Seller has heretofore had a Phase I Environmental Audit of the Property conducted by a qualified environmental engineer, and has commenced on Phase II environmental tests and studies. Within ten (10) days following execution of this Agreement, Seller shall provide to Buyer, at Seller's expense, a copy of the Phase I Environmental Audit, and shall request that the engineer who conducted the study provide a written statement that it may be relied upon by Buyer and its lender. Within ten (10) days following receipt of the Phase II environmental tests and studies heretofore commenced, Seller shall provide a copy thereof to Buyer. If Buyer is not satisfied with the environmental condition of the Property as described in the Phase I Environmental Audit and Phase II environmental tests and studies, Buyer may terminate this Agreement within ten (10) days following its receipt of copies of the Phase II environmental tests and studies, in which event Seller shall direct the Escrowee to return the Deposit to Buyer subject to the provisions of Section 6.E, and Buyer and Seller shall be relieved from further liability hereunder, at law and equity except for such rights or obligations that by the express terms hereof survive any termination of this Agreement. If the Phase II environmental tests and studies are not concluded at least ten (10) days prior to the end of the Study Period, then the Study Period shall be extended to expire ten (10) days after delivery to Buyer of the report of such Phase II tests and studies.

10.  REPRESENTATIONS AND WARRANTIES.

     A. Seller represents and warrants to Buyer that:

          1. Seller is a trust validly existing under the laws of the Commonwealth of Pennsylvania, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any contract or agreement by which Seller is bound.

          2. This Agreement is valid and enforceable against Seller in accordance with its terms, and each instrument to be executed by Seller pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting creditors' rights generally and to principles of equity.

          3. As of the date of Closing, there will be no leases or other occupancy agreements affecting the Property except as disclosed on Exhibit C (the "Existing Lease").

          4. A true correct and complete copy of the Existing Lease and all amendments thereto is attached hereto as Exhibit D.

          5. The Existing Lease is valid and in full force and effect, in accordance with its terms;

          6. To the Landlord's knowledge, the tenant under the Existing Lease is not in default thereunder;

          7. The commencement date of the Existing Lease was April 29, 1999 and the expiration date of the current term is July 31, 2009, but may be terminated by AmeriSteel on six months notice. The Lease contains no unexercised options to extend the term.

          8. There are no attachments or executions affecting the Property, general assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, pending or, to the best of Seller's knowledge, threatened against Seller.

          9. No approvals or consents by third parties or governmental authorities are required in order for Seller to consummate the transactions contemplated hereby.

          10. Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

          11. There are no unrecorded agreements with governmental authorities, agencies, utilities or quasi-governmental entities with respect to the Property.

          12. The contracts relating to the service, maintenance and operation of the Property, each of which is listed on Exhibit B attached hereto, are all contracts affecting the Property, that the copies thereof which have been, or will be, delivered to Buyer are, and will be true, complete and accurate copies thereof.

          13. Seller has not received any currently applicable notice of any contemplated or actual special assessments or reassessments for general real estate tax purposes affecting the Property. The Property is separately assessed for real property tax assessments purposes and not combined with any other property for such purposes.

          14. Seller is not subject to any commitment, obligation, or agreement, including, but not limited to, any rights of first refusal, redemption rights, option to purchase, management or leasing agreement in favor of a third party, which would or could prevent it from completing the transfer of the Property under this Agreement.

          15. No federal, state, or local taxing authority has notified Seller of any tax deficiency, lien or assessment against the Property which has not been paid.

          16 There are no outstanding construction accounts payable or mechanics' liens or rights to claim a mechanics' lien in favor of any portion of the Property as the result of work performed for Seller.

          17. Seller has not received any currently applicable written notice from a governmental agency that the Property is in violation of any environmental law or regulation.

          18. Seller has not received any currently applicable written notice from a governmental agency of any claimed violation of any applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Property or the Cranes.

          19. There is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, and Seller has no actual knowledge that any such action is presently contemplated.

          20. The Property is zoned MH IM. To Seller's actual knowledge, there are no proceedings to change the zoning or land use classification of the Property or the conditions applicable thereto, and Seller shall not itself apply for or acquiesce in any such change.

          21. To Seller's actual knowledge, the Property has never been used as a landfill or as a garbage dump.

          22. Neither Seller nor any of its agents or employees have made unrecorded commitments or side agreements with any governmental authority, utility company, school board, church or other religious body, or any homeowners or homeowners' association, or with other organization, group, party, or individual, relating to the Property or Cranes which would impose an obligation upon Buyer or its successors or assigns to make any contribution or dedication of money or land or to construct, install, or maintain any improvements of a public or private nature on or off the Property.

          23. To Seller's actual knowledge, the Property has not been identified by any governmental body or private organization as the habitat of any species of plant or animal which is endangered or which requires special conservation measures.

          24. To Seller's actual knowledge, no human burial grounds or archeological sites have been identified as existing upon the Property, and no improvements upon the Property have been designated by any governmental authority as having special architectural or historical significance.

     B. Buyer represents and warrants to Seller that:

          1. The execution and performance of this Agreement will not violate any contract or agreement by which Buyer is bound.

          2. This Agreement is valid and enforceable against Buyer in accordance with its terms and each instrument to be executed by Buyer pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally and to principles of equity.

     C. Seller represents and warrants to Buyer that it has had no dealings, negotiations, or consultations with any broker or other intermediary in connection with this Agreement or the sale of the Property, except for Colliers Pinkard (the "Broker"). If, as, and when the transaction contemplated hereby is consummated, Seller shall pay a brokerage commission to the Broker in an amount previously agreed to by Seller and the Broker. Seller agrees that it will indemnify, defend and hold Buyer free and harmless from the claims (including attorneys' fees) of any other broker or other intermediary claiming to have dealt with Seller in connection with this Agreement or the sale of the Property. Buyer represents and warrants to Seller that it has had no dealings, negotiations, or consultations with any broker or other intermediary in connection with this Agreement or the sale of the Property, except for Manekin, LLC and the Broker. Buyer agrees that it will indemnify, defend and hold Seller free and harmless from the claims (including attorneys' fees) of Manekin, LLC or any other broker or other intermediary (other than the

Broker) claiming to have dealt with Buyer in connection with this Agreement or the sale of the Property.

     D. It shall be a condition to each party's obligation to close that the representations and warranties of the other party are true and correct in all material respects as of Closing.

11.  CLOSING COSTS AND PRORATIONS.

     A. Any state or county recordation and transfer taxes relating to the transfer of the Property to Buyer shall be shared equally by Seller and Buyer. Except as otherwise specifically provided in this Agreement, each party shall bear its own costs in performing its obligations under this Agreement including, without limitation, its own attorneys' fees and, in the case of Buyer, all costs and expenses in connection with the Owner's Policy of Title Insurance as provided in Section 8 above.

     B. The following items are to be prorated or adjusted as of 12:01 a.m. on the date of Closing:

          1. Special assessment liens, sewer charges, and operating or utility charges actually collected, billed, or paid as of the date of Closing.

          2. Real and personal property taxes.

          3. Utilities.

          4. Rental under the Existing Lease.

     C. All prorations and Closing adjustments shall be made on the basis of a 365 day calendar year. All such prorations and adjustments shall be subject to post-Closing adjustments as necessary to reflect later relevant information not available at Closing and to correct any errors made at Closing with respect to such apportionments. The party receiving more than it was entitled to hereunder shall reimburse the other party hereto in the amount of such overpayment within thirty (30) days after receiving written demand therefor. Notwithstanding the foregoing, such apportionments shall be deemed final and not subject to further post-Closing adjustment if no such adjustments have been requested within ninety
(90) days after Closing.

12.  CLOSING DOCUMENTS AND MATTERS.

     A. On the Closing Date, Seller shall deliver the following original documents into escrow, each acknowledged and executed (as appropriate):

          1. A Special Warranty Deed to the Property subject to the Permitted Encumbrances.

          2. A special warranty bill of sale with covenants of further assurances conveying good and marketable title to the Cranes to Buyer subject only to the Permitted Exceptions.

          3. An Affidavit pursuant to the Foreign Investment in Real Property Tax Act.

          4. An Owner's Title Affidavit on a commercially reasonable form so as to allow the Title Company to remove the standard exceptions from the Owner's Policy of Title Insurance.

          5. A Settlement Sheet.

          6. Such other documents as may be reasonably requested by the Buyer in accordance with this Agreement or as are customarily executed in Maryland to effectuate the conveyance of property similar to the Property and/or Cranes.

          7. An assignment, without recourse, of all right, title and interest of Seller in and to that Agreement for industry Track dated November 2, 1966, between "The Pennsylvania Railroad Company lessee The Philadelphia, Baltimore and Washington Railroad Company: and Brocker Manufactguring & Supply Company.

          B. On the Closing Date, Buyer shall deliver or cause to be delivered the following original documents into escrow, each acknowledged and executed (as appropriate):

          1. Any evidence of the authority of any permitted assignee of Buyer to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

          2. Settlement Sheet.

     C. At Closing, Buyer shall cause to be paid to the Title Company the Cash Balance as required pursuant to Section 5 above and shall direct the Escrowee to release to the Title Company the Deposit, which Cash Balance and Deposit shall be immediately disbursed pursuant to the Settlement Statement.

     D. Buyer shall be entitled to possession of the Property at the conclusion of Closing subject only to the matters expressly permitted by or pursuant to this Agreement.

     E. Effective upon Closing, Seller may notify the utility companies serving the Property of the sale of the Property and direct such companies to (i) return to Seller any deposit or deposits posted by Seller, (ii) terminate Sellers' accounts effective on noon on the date of Closing, and (iii) direct to Buyer all bills for services provided to the Property on and after the date of Closing. All service contracts relating to the Property shall be terminated by Seller as of Closing, and Buyer shall have no liability in connection therewith.

13.  CONDITIONS PRECEDENT.

The obligation of Buyer to purchase the Property shall be subject to the satisfaction of the following conditions precedent as of the time of Closing:

     A. Title shall be in the condition contemplated in Section 8.

     B. No material change shall have occurred in the physical or environmental condition of the Real Property.

     C. Seller shall have delivered an Estoppel Certificate signed by AmeriSteel in the form attached hereto as Exhibit E.

In the event any of the conditions set forth in this Section 13 are not satisfied as of the date of Closing, Buyer shall have the right to (i) waive the unsatisfied condition and proceed to Closing, or (ii) terminate this Agreement. In the event of termination under this Section 13, Seller shall direct the Escrowee to return the Deposit to Buyer, subject to the provisions of Section 6.E. Thereafter the parties shall be relieved of all liability under this Contract; provided, however, that if any condition(s) are not satisfied as the result of a breach or default by Seller, Seller shall not be relieved of liability, Buyer shall be entitled to an immediate refund of the Deposit subject to the provisions of Section 6.E, and shall further be entitled to pursue any other rights and remedies which Buyer may have at law or in equity.

14.  CASUALTY.

     If, prior to Closing, the Property is destroyed or damaged by fire or other casualty, then Buyer may elect to terminate this Agreement. Buyer shall give written notice of its election to Seller within ten (10) days after receiving notice or knowledge of damage. In such event, Seller shall direct the Escrowee to return the Deposit to Buyer, subject to the provisions of Section 6.E, and thereupon this Agreement shall be null and void and neither party shall have any further obligations under this Agreement. If Buyer fails to give such written notice within such ten (10) day period, the transaction contemplated by this Agreement shall be consummated as otherwise provided herein. In such event, Seller will assign to Buyer at Closing the physical damage proceeds of any insurance policy payable to Seller (including the amount of any deductible), in an amount not to exceed the Purchase Price. Seller shall have Buyer named on its insurance policy for the Property, as its interest may appear. Seller shall maintain in effect until Closing any and all risk casualty insurance currently maintained by Seller with respect to the Property.

15.  CONDEMNATION.

     If, prior to Closing, the Property or any part thereof is condemned, then Buyer may elect to terminate this Agreement. Buyer shall give written notice of its election to Seller within ten (10) days after receiving notice or knowledge of damage or condemnation. In such event, Seller shall direct the Escrowee to return the Deposit to Buyer, and thereupon this Agreement shall be null and void and neither party shall have any further obligations under this Agreement, subject to the provisions of Section 6.E. If Buyer fails to give such written notice within such ten (10) day period, the transaction contemplated by this Agreement shall be consummated as otherwise provided herein. In such event, Seller will assign to Buyer at Closing Seller's portion of the condemnation award (less any costs or expenses paid by Seller in connection therewith), in an amount that does not exceed the Purchase Price.

16.  DEFAULT.

     A. If Buyer shall default under this Agreement prior to Closing, the Deposit shall be paid by the Escrowee to Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder, subject to the provisions of Section 6.E. Seller and Buyer agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller, and shall not constitute a penalty or forfeiture.

     B. If Seller shall default under this Agreement prior to Closing or refuse or fail to convey the Property as herein provided, Buyer's sole remedy therefor shall be either (1) to terminate this Agreement, and have the Deposit returned to Buyer, subject to the provisions of Section 6.E, or (2) seek the specific performance of this Agreement.

17.  MISCELLANEOUS.

     A. No alteration, modification, or interpretation of this Agreement shall be binding unless in writing and signed by both parties.

     B. If any provision of this Agreement or any application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law, except that, if as a result thereof, the consideration to be paid to Seller under this Agreement is diminished in any material respect, Seller shall have the option, upon written notice to Buyer, to terminate this Agreement. If this Agreement is so terminated, Seller shall direct the Escrowee to return the Deposit to Buyer, and neither party shall have any liability to the other, subject to the provisions of Section 6.E.

     C. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

     D. This Agreement may be assigned by Buyer and shall be binding upon and inure to the benefit of Buyer and Seller and their successors and assigns.

     E. Neither Seller nor Buyer shall make any public disclosure of the terms of this transaction without the prior written consent of the other, except as may be required by law or applicable governmental regulation.

     F. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

     G. When used in this Agreement, the term "Business Day" shall mean any day when national banks located in the State of Maryland are open for business, other than Saturday or Sunday.

     H. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or any relationship other than seller and buyer.

     I. Time is of the essence of this Agreement.

     J. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

     K. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or as a modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

     L. For the purpose of complying with Internal Revenue Service reporting requirements for this transaction, the Title Company shall be obligated to prepare and file the 1099-S form (and any necessary supporting documentation), and Seller and Buyer shall cooperate with any requests from the Title Company in connection therewith.

18.  NOTICES.

     Any notices or requests required or permitted to be given hereunder shall be (i) hand delivered, or (ii) sent by Federal Express or similar overnight service for next business day delivery, or (iii) sent by U.S. certified mail, return receipt requested, or (iv) by telecopier transmission with the original machine generated transmit confirmation report in all cases addressed to the parties at their respective addresses set forth below, or, in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Notice shall be considered given as of the date of hand delivery; the date of the facsimile if a confirmation is received by 5 p.m. local time of a Business Day, otherwise on the next following Business Day; one (1) Business Day after delivery to the overnight delivery service, or three
(3) Business Days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided that the giver of notice can establish that notice was given as set forth herein.

     If to Seller:     Dale Brougher
                       1200 Country Club Road
                       York, PA 17403

     With a copy to:   Friedman & Friedman, LLP
                       Attn: Gary P. Aiken, Esq.
                       409 Washington Avenue, Suite 900
                       Towson, MD 21204
                       Fax No. 410-494-1429

     If to Buyer:      Empire Resources, Inc.
                       Attn: Joe Wolf
                       One Parker Plaza, 10th Floor
                       Fort Lee, NJ 07024
                       Fax No. (201) 944-2226

     with a copy to:   Piper Rudnick
                       Attn: Todd Chase, Esq.
                       6225 Smith Avenue
                       Baltimore, MD
                       Fax No. (410) 580-3256

     If to Escrowee:   Manekin LLC
                       Attn: Richard Fields
                       7061 Columbia Gateway Drive
                       Fax No. 410-423-2017

19.  PROVISIONS REGARDING ESCROWEE.

     The following provisions are applicable to the Escrowee:

     A. Escrowee shall hold and disburse the Deposit in accordance with the terms and provisions of this Agreement and shall cause the Deposit to be applied in accordance with the provisions hereof.

     B. In the event this Agreement shall be terminated by the mutual written agreement of the parties, then Escrowee shall pay the Deposit in accordance with written instructions directed to Escrowee and signed by the parties hereto authorizing Escrowee to disburse the Deposit in accordance with the terms and conditions of such written instructions.

     C. In the event that Escrowee shall be unable to determine at any time to whom the Deposit should be paid or a dispute shall develop between the parties concerning to whom the Deposit should be paid, then, unless Escrowee shall have received written instructions from the parties within ten (10) days after Escrowee has served a written request upon the parties for instructions authorizing Escrowee to disburse the Deposit in accordance with such written instructions, Escrowee shall have the right by bill of interpleader to pay the Deposit, less the reasonable expenses of Escrowee, as hereinafter set forth, into a court of competent jurisdiction and interplead the parties in respect thereof, and thereafter Escrowee shall be discharged of any obligations in connection with this Agreement.

     D. All reasonable costs or expenses incurred by Escrowee because of litigation or dispute between the parties arising out of the holding of the Deposit in escrow shall be paid by the losing party and charged and assessed as court costs in favor of the prevailing party. Except for such costs or expenses, no fee or charge shall be due or payable to Escrowee for its services as escrow holder.

     E. The parties agree that Escrowee assumes no liability in connection herewith except for its gross negligence or willful misconduct.

     F. Escrowee is authorized to disregard any notices received by it except communications expressly provided for herein and all orders and processes of any court pertaining hereto.

     G. Escrowee shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith and in the exercise of its reasonable judgment. Escrowee shall be fully protected in relying on any written notice, certificate, or other communication which it in good faith believes to be genuine.

     H. By joining herein, Escrowee undertakes to perform the duties and obligations imposed upon Escrowee under the terms of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above, being the date inserted by Seller as the date of its execution and delivery hereof to Buyer.

                                         Seller:

ATTEST/WITNESS:


Nancy M. Brougher                        By:
                                             -----------------------------------
                                         Name: W. Dale Brougher
                                         Title: Trustee

                                         Date signed: May 26, 2004

                                         Buyer:


ATTEST/WITNESS:                          EMPIRE RESOURCES, INC.


Joe Wolf                                 By:
                                             -----------------------------------
                                         Name: Nathan S. Kahn
                                         Title: President

                                         Date signed: May 25, 2004

ATTEST/WITNESS:                          Escrowee:


                                         MANEKIN LLC


Danielle Kravitz                         By:
                                             -----------------------------------
                                         Name: Richard Fields
                                         Title: Senior Vice President

                                         Date signed: June 1, 2004